Exhibit 99.1

Gilead Contacts:	Jounce Contact:

Douglas Maffei, PhD, Investors	Komal Joshi, Investors and Media
(650) 522-2739	(857) 320-2523

Marni Kottle, Media
(650) 522-5388

For Immediate Release

GILEAD SCIENCES AND JOUNCE THERAPEUTICS ANNOUNCE EXCLUSIVE LICENSE AGREEMENT FOR NOVEL IMMUNOTHERAPY PROGRAM

– Gilead Will Have Exclusive Rights to Develop and Commercialize Anti-CCR8 Antibody –
– Gilead to Make $85 Million Upfront Payment and $35 Million Equity Investment –

Foster City, Calif. and Cambridge, Mass., September 1, 2020 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced an agreement with Jounce Therapeutics, Inc. (Nasdaq: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, to exclusively license its JTX-1811 program.
JTX-1811 is a monoclonal antibody designed to selectively deplete immunosuppressive tumor-infiltrating T regulatory (TITR) cells. The target of JTX-1811 is CCR8, a chemokine receptor enriched on TITR cells. When JTX-1811 binds to CCR8, it targets TITR cells for depletion by enhanced antibody-dependent cellular cytotoxicity mechanism. The antibody remains on track for filing an Investigational New Drug (IND) application in the first half of 2021.
“We are very pleased to add, upon closing of the transaction, JTX-1811 to our pipeline of investigational immuno-oncology therapies that have the potential to transform care for patients with cancer,” said William A. Lee, PhD, Executive Vice President of Research at Gilead Sciences. “JTX-1811 is complementary to our other oncology candidates and has the potential to be first in a new class of therapies as a treatment for people with both solid tumors and hematological malignancies.”
“Gilead’s investment in Jounce and, specifically, JTX-1811 reinforces the value of our Translational Science Platform and differentiated and sustainable approach to novel immuno-oncology programs, focused on patients with cancer who have yet to benefit from immunotherapy. We look forward to seeing JTX-1811 progress to the clinic,” said Richard Murray, PhD, Chief Executive Officer and President of Jounce Therapeutics. “Our mission to deliver the right immunotherapy to the right patient population for meaningful and long-lasting benefit remains at the core of our discovery and clinical development work. Our JTX-1811 program is a prime example of these efforts.”
Terms of the Agreement
Under the terms of the agreement, Gilead will make a $85 million upfront payment to, and a $35 million equity investment at a premium in, Jounce upon closing. In addition, Jounce may receive up to an additional $685 million in future clinical, regulatory and commercial milestone payments. Jounce will also be eligible to receive royalties ranging from high single digit to mid-teens based upon worldwide sales, subject to certain adjustments.
Jounce will lead development of JTX-1811 through IND clearance, and thereafter, Gilead will have the sole right to develop JTX-1811. JTX-1811 is not approved anywhere globally. Its efficacy and safety have not been established.
- more -
Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA www.gilead.com phone 650 574 3000 facsimile 650 578 9264

September 1, 2020	Page 2
This transaction, which is expected to close in the second half of 2020, is subject to applicable antitrust clearance under the Hart-Scott Rodino Antitrust Improvements Act and other customary closing conditions.
About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has four development-stage programs. Vopratelimab is a monoclonal antibody that binds to and activates ICOS, and is currently being studied in the EMERGE Phase 2 trial and Jounce plans to initiate an additional Phase 2 predictive biomarker trial using TISvopra for patient selection, SELECT. JTX-4014 is a PD-1 inhibitor intended for combination use within the SELECT study and with Jounce’s broader pipeline. JTX-8064 is a LILRB2 (ILT4) receptor antagonist that may reprogram immune-suppressive tumor associated macrophages to an anti-tumor state. Jounce expects JTX-8064 to enter the clinic in 2020. JTX-1811 is a monoclonal antibody targeting CCR8 which is designed to selectively deplete T regulatory cells in the tumor microenvironment. For more information, please visit www.jouncetx.com.
About Gilead Sciences
Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California. For more information on Gilead Sciences, please visit the company’s website at www.gilead.com.
Jounce Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the ability of the parties to close this transaction in a timely manner or at all, the development of JTX-1811 and the expected benefits of this transaction. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the ability to obtain regulatory approval for the transaction, and inherent uncertainties associated with pharmaceutical product development and commercialization. Risks and uncertainties facing Jounce are described more fully in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Jounce undertakes no obligation to update or revise publicly any forward-looking statements contained in this press release.
Gilead Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the ability of the parties to close this transaction in a timely manner or at all, the ability of the parties to meet potential milestones in the estimated timelines or at all and the risk that the parties may not realize the expected benefits of this collaboration. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.
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